Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMART Technologies Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-181530) on Form S-8 of SMART Technologies Inc. of our reports for the fiscal year ended March 31, 2013, dated May 16, 2013, on (i) the consolidated financial statements of SMART Technologies Inc. which comprise the consolidated balance sheets as at March 31, 2013 and 2012, the consolidated statements of operations, comprehensive (loss) income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended March 31, 2013, and (ii) the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the Annual Report on Form 20-F of SMART Technologies Inc. for the fiscal year ended March 31, 2013.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

June 27, 2013

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